UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material under Rule 14a-12
SOVEREIGN BANCORP, INC.

(Name of Registrant as Specified in Its Charter)
SOVEREIGN BANCORP, INC.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On January 30, 2006, Sovereign Bancorp, Inc. mailed the following letter and booklet to its shareholders.
Jay S. Sidhu
Chairman, President and
Chief Executive Officer
January 27, 2006
To All Our Valued Shareholders:
     I am pleased to share with you that we have reached an important milestone in our pending acquisition of Independence Community Bank Corp. On January 25, Independence shareholders overwhelmingly approved our merger agreement and we look forward to completing that transaction by the end of the second quarter as planned.
     I also want to alert you to a new and very disturbing development in the massive public relations campaign being waged by Ralph Whitworth and David Batchelder of Relational Investors against Sovereign, its directors and its management.
     In November, I wrote to Sovereign shareholders cautioning that this activist hedge fund had taken the playbook from the most negative of political campaigns and transplanted those tactics for use in its assault against Sovereign. Now, Relational has openly revealed its use of these tactics. Relational has hired FYI Messaging, a firm run by Thomas Synhorst, a well-known political operative who has been at the center of many controversial and highly contentious political campaigns in recent years. It comes as no surprise to us that Mr. Synhorst is now allied with Relational.
     FYI Messaging, at Relational’s direction, is phoning Sovereign’s shareholders and asking what we believe are a series of loaded and misleading questions under the false pretense of making a “courtesy” call. In what we see as an attempt at misdirection and deception, the “script” being used by FYI Messaging has them telling you, “This is not a sales call and we are not soliciting proxies with respect to Sovereign at this time. This is a short courtesy call to you ...”
     According to Relational’s regulatory filing, FYI Messaging will employ approximately 30 people to make these phone calls to you. These paid political operatives will ask you a series of scripted questions designed to elicit particular responses and reactions. This is what is known in political circles as “push polling.” Such tactics are frequently used in negative political campaigns, and we believe go far beyond the bounds of acceptable behavior in communicating with shareholders of public corporations.
     If Relational’s political polling firm phones you at home or in your office, do not be misled by their deceptive “courtesy call” introduction or their scripted questions. You are by no means obligated to take their call or answer their questions.
• 1500 Market Street, ML 400, Philadelphia, PA 19102 • 610.320.8416 • [fax] 610.208.6143 • [email] jsidhu@sovereignbank.com •

     Please feel free to let us know if you receive one of these phone calls and inform us if you found anything on the call to be inappropriate or offensive. This is the only way for us to monitor their conduct and take whatever actions may be needed to protect our shareholders. You can contact one of the firms assisting us on this matter, Innisfree M&A Incorporated (toll-free) at 1-877-456-3507 or MacKenzie Partners (toll-free) at 1-800-322-2885. You can also contact Sovereign’s Investor Relations Department at 1-800-628-2673 and leave a message.
     I sincerely regret that Relational, in pursuit of its own agenda, appears intent on bothering you with telephone calls from political operatives and manipulative push polling tactics. Once again, I thank you for your patience and support.

Sincerely,

Jay Sidhu

Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign in connection with the election of directors at the 2006 annual meeting of shareholders. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of shareholders.
Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or MacKenzie Partners, Inc. at 1-800-322-2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com.
• 1500 Market Street, ML 400, Philadelphia, PA 19102 • 610.320.8416 • [fax] 610.208.6143 • [email] jsidhu@sovereignbank.com •

Questions and Answers
For All Our Shareholders
BUILDING A BETTER BANK

2006

BUILDING A BETTER BANK
Here are a number of commonly asked questions with our responses. Sovereign believes these questions and answers will be helpful to your understanding of our position.
Q 1 What is the fundamental nature of the dispute between Relational and Sovereign?
A Sovereign’s focus is on creating longer-term value for shareholders and we believe Relational’s focus is on shorter-term gains. Relational is opposed to Sovereign’s pending transactions with Santander and Independence. Our Board and management strongly believe that these transactions are advisable and in the best interests of Sovereign’s shareholders and other constituencies. If Relational disagrees with our strategic plans, it certainly has the right to express its views. But, unfortunately, Relational has engaged in a massive and we believe unprecedented public relations campaign in which it has consistently attacked the motives, character and integrity of our directors and management.
Q 2 Why did Sovereign enter into the Independence and Santander transactions?
A Among Sovereign’s reasons for entering into the Independence transaction are to enter the metropolitan New York market and connect Sovereign’s existing Mid-Atlantic and New England franchises, to give Sovereign access to higher income, more densely populated markets in the metropolitan New York area and to provide Sovereign with expansion opportunities in commercial banking products, home equity lending and automobile lending. Sovereign entered into the Santander transaction to finance the acquisition of Independence. We see many benefits from the Santander transaction, including enhancing our capital flexibility, providing brand association with one of the world’s largest and most respected financial institutions, leveraging Santander’s international presence and better capitalizing on Hispanic markets in the United States.
Q 3 Will there be a vote by Sovereign shareholders on the Independence and Santander transactions?
A Cash acquisitions typically do not require approval of the acquiring company’s shareholders. The Independence transaction is a cash acquisition and there is nothing at all unusual about not having a vote. The Santander transaction is a private placement of equity securities. These types of transactions are not submitted for shareholder approval unless required by state law or stock exchange rules. Shareholder approval for this transaction is not required under state law and, as you probably know, the New York Stock Exchange has determined that the Santander transaction, as modified in late November 2005, does not require shareholder approval. At Sovereign’s 2004 annual meeting, shareholders voted to double the number of authorized shares and were told that such additional shares could be used for future private placements without further shareholder action.
Relational wants everyone to believe that completing these transactions without a shareholder vote is unusual. It is not.

Q 4 Has Sovereign ever previously made a major cash acquisition which was financed in part by the issuance of stock?
A In 2000, Sovereign, in a truly transformational deal, doubled its size by acquiring 278 Fleet branches in New England and approximately $12 billion in deposits and approximately $8 billion in loans. Sovereign paid for the acquisition in cash and financed part of the acquisition by issuing a significant amount of stock. No shareholder vote was required or held for that transaction, which created significant value for Sovereign shareholders.
Q 5 Has Sovereign, in effect, been sold to Santander?
A Sovereign has not been sold to Santander. The investment agreement between Sovereign and Santander expressly provides for Santander to purchase an initial stake of 19.8% of Sovereign’s stock and provides that Santander cannot increase its voting interest to more than 19.99%, except with shareholder approval or as a result of the acquisition of 100% of Sovereign in accordance with the requirements specified in the investment agreement. Santander’s investment in Sovereign is also subject to numerous other restrictions and limitations. For example, for the initial five-year period after Santander purchases its shares, if there is a transaction pursuant to which Sovereign is proposed to be sold to Santander, the transaction will be submitted to Sovereign shareholders for their approval and the transaction cannot be completed unless a majority of the shares held by non-Santander shareholders who participate in the relevant shareholder meeting are voted to approve the transaction.
Q 6 Why were Sovereign’s directors so highly compensated in 2004?
A In 2004 Sovereign’s director compensation was high primarily because, under a shareholder-approved plan, the bulk of the directors’ compensation was paid as a fixed number of shares of Sovereign stock and the market price of Sovereign stock had increased substantially since the time the plan was adopted by shareholders. Also, in 2004, the directors received a one-time cash bonus payment because Sovereign achieved performance goals established in 2002. Relational has attacked us repeatedly over 2004 Board compensation, but has been reluctant to mention the above facts or point out that our directors’ compensation was reduced substantially in 2005. In 2005, we engaged a nationally recognized, independent compensation consulting firm to advise the Board on director compensation, and changes were put into place effective October 1, 2005.
Q 7 Does Sovereign make loans to its directors or their related entities?
A Sovereign makes director-related loans and so do most other major banks in the country. These loans have been fully disclosed to Sovereign shareholders and are proper and in compliance with applicable law. It is a customary practice for directors of a financial services company such as Sovereign to have loans from the company on whose board they serve. This was explicitly acknowledged by one of Relational’s senior advisors, Anthony Terracciano, who at a forum conducted by

Relational on November 8, 2005 stated: “I have never been associated with a bank that didn’t have loans to its own Board members.” All of Sovereign’s loans to its non-employee directors were made in the ordinary course of business, were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.
Q 8 Why has Sovereign entered into a number of real estate transactions with one of its non-management directors?
A Sovereign’s real estate transactions with one of its non-management directors, Cam Troilo, have been fully disclosed and are proper and in compliance with applicable law. With respect to a purchase and leaseback transaction that has been questioned by Relational, Trammell Crow, a nationally recognized real estate management firm, conducted a competitive bid process and, after reviewing all of the bids, determined that Mr. Troilo’s bid was the best bid based on all relevant terms and conditions. With respect to the other real estate leases involving Mr. Troilo, Trammell Crow advised that such leases were on market terms. Keep in mind that Mr. Troilo is in the real estate business, rents properties to many banks and many other non-banking firms, has an extremely successful business and the rents paid by Sovereign are for the locations and space Sovereign desired. Further, the rents increased because Sovereign rented additional space at locations Sovereign wanted.

Q 9 When will Sovereign’s 2006 annual meeting of shareholders be held?
A In early January, Sovereign announced that the annual meeting would be held on a date, not yet determined, between September 1, 2006 and December 31, 2006. Sovereign’s bylaws have long provided that the annual meeting will be held on the date selected by the Board. While Sovereign’s annual meeting has traditionally been held in the Spring, the Sovereign Board determined that given the current circumstances it was best to hold the meeting later in the year.
Q 10 Who are the current members of Sovereign’s Board of Directors?
A Sovereign has a highly experienced Board of Directors from diverse backgrounds that has overseen Sovereign’s growth with sound business decisions made over a long period of time. Directors Brian Hard, President of a $4 billion global transportation joint venture between Penske Corporation and General Electric Company, Cameron C. Troilo, Sr., a successful commercial real estate developer, and Daniel K. Rothermel, a retired general counsel of Carpenter Technology Corporation, have been on the board of either Sovereign or Sovereign Bank and have led the spectacular growth of Sovereign for the past 9, 16 and over 20 years, respectively. Also serving on our Board of Directors are: Andrew “Skip” Hove, former vice chairman and then acting chairman of the Federal Deposit Insurance Corporation, P. Michael Ehlerman, Chairman and former CEO of Yuasa Battery, Inc., and Marian L. Heard, former CEO of United Way Massachusetts Bay and who currently serves on the boards of CVS Corporation, Liberty

Mutual Group and Blue Cross and Blue Shield of Massachusetts.
Q 11 Does Sovereign currently have an independent Board of Directors?
A Sovereign’s Board overwhelmingly consists of independent directors. With the exception of our CEO, Jay Sidhu, all Sovereign directors are independent under the rules of the New York Stock Exchange.
Q 12 What is Sovereign’s Board of Directors’ and management’s track record for creating shareholder value?
A Sovereign has significantly outperformed the S&P 500, Dow Jones, S&P 500 Banks and Lehman Brothers Mid-Cap Bank Index over the 3 year, 5 year and 10 year periods ended December 31, 2005. For example, our stock has appreciated more than 200% over the past 10 years. Sovereign has grown its GAAP earnings per share at a compounded annual growth rate of 9% from 1995 through 2004.
Sovereign’s Board of Directors and management are proud of their accomplishments and believe that the Independence and Santander transactions will provide a strong platform for Sovereign’s continued success in building value for shareholders.

Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign in connection with the election of directors at the 2006 annual meeting of shareholders. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of shareholders.
Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or MacKenzie Partners, Inc. at 1-800-322-2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com.

If you have any additional questions or wish to discuss these matters further please contact one of the firms assisting us in this connection at the numbers listed below. You may also telephone Sovereign Bancorp’s Investor Relations Department at 1-800-628-2673.
Toll-Free: 1-877-456-3507
Toll-Free: 1-800-322-2885